Filed Pursuant to Rule 433
                                  Registration Nos. 333-185213 and 333-185213-04

*Full Pxing*
$1,139.84mm  Hyundai Auto Receivables Trust 2014-A (HART 2014-A)
JOINT LEADS: Citi (str), BAML, Mizuho, RBC
CO-MANAGERS: CA-CIB, HSBC, JPM, MUFG, SMBC

Cls    $Size   WAL     Rtg    E.FIN  L.FIN  BNCH  Sprd   Yld   Cpn      Px
        (mm)         (S&P/M)                       bp    (%)   (%)
===============================================================================
A-1   234.000  0.28  A-1+/P-1 09/14  02/15 IntL         0.200  0.20  100.00000
A-2   365.000  1.10  AAA/Aaa  10/15  1/17  EDSF   + 16  0.462  0.46   99.99829
A-3   348.000  2.35  AAA/Aaa  03/17  07/18 ISwaps + 18  0.799  0.79   99.98212
A-4   115.890  3.51  AAA/Aaa  01/18  08/19 ISwaps + 25  1.330  1.32   99.97826
B      20.670  4.01  AA+/Aa2  03/18  08/19 ISwaps + 45  1.744  1.73   99.97013
C      31.010  4.23  AA-/A2   05/18  08/19 ISwaps + 65  2.033  2.02   99.98195
D      25.270  4.28  A-/Baa2  05/18  07/20 ISwaps +115  2.553  2.53   99.96132
================================================================================

SETTLEMENT DATE    : Feb 5, 2014
EXPECTED RATINGS   : S&P, Moodys
FIRST PAYMENT DATE : Mar 17, 2014
PRICING SPEED      : 1.30% ABS @ 5% Clean-up Call
OFFERING TYPE      : Public
BBERG TICKER       : HART 2014-A
ERISA ELIGIBLE     : Yes
MIND DOMS          : $1k x $1k
B&D                : Citi
CUSIPS
A1 44890R AA9
A2 44890R AB7
A3 44890R AC5
A4 44890R AD3
B  44890R AE1
C  44890R AF8
D  44890R AG6

--------------------------------------------------------------------------------
For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our official confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact on returns. For info, please contact your rep.